Exhibit 99.1

  Atlantic Coast Federal Corporation Announces First Quarter Results

    WAYCROSS, Ga.--(BUSINESS WIRE)--May 2, 2005--Atlantic Coast Federal Corporation (NASDAQ/NM:ACFC), the holding company for Atlantic Coast Federal, today announced improved financial results for the first quarter ended March 31, 2005. Highlights of the quarter included continued growth in total assets and the Company's loan portfolio, which contributed to higher comparable net interest income. Also, the Company's provision for loan losses in the first quarter declined from the year-earlier amount, reflecting improved asset quality. These changes were the primary factors that resulted in higher earnings for the first quarter of 2005 versus the year-earlier period.
    Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "It is very gratifying to see the ongoing growth we are experiencing across our markets as we continue to capitalize on our initial public stock offering in October 2004. With enhanced financial strength, we continue to make strides in building our average level of interest-earning assets and expanding market share in the region. Most notably, our growth continues to center on the metropolitan Jacksonville area, where we have seen a positive response to our recent account initiatives. Our new checking account program there helped boost deposits by more than $20 million in the first quarter of 2005 versus the fourth quarter of 2004, providing additional financial support for our loan growth objectives."
    For the first quarter of 2005, the Company's net interest income increased 5% to $5.0 million from $4.7 million in the same quarter last year. The provision for loan losses declined 66% in the first quarter to $523,000 from $1.5 million in the year-earlier period following the partial charge-off of one large commercial credit in the first quarter last year. Asset quality continued to improve as net charge-offs on an annualized basis dropped to 0.10% of average total loans in the first quarter of 2005 from 0.63% in the fourth quarter of 2004 and 3.71% in the same quarter last year. Non-performing loans to total loans stood at 1.11% at the end of the first quarter of 2005 versus 1.28% at December 31, 2004, and 1.09% for the first quarter of 2004.
    The Company's net interest income, after provision for loan losses, rose 39% in the first quarter to $4.4 million from $3.2 million in the comparable period last year. Non-interest income for the quarter declined 5% from the year-earlier period primarily because of lower gains on the sales of loans, and non-interest expense rose 12% primarily because of current costs associated with the Atlantic Coast Federal Employee Stock Ownership Plan, which was implemented in the fourth quarter of 2004, and increased outside professional expenses. Net income for the first quarter increased 130% to $783,000 versus $341,000 in the year-earlier quarter. On a per share basis, earnings per share doubled to $0.06 compared with $0.03 in the first quarter of 2004.
    As announced in late March, Atlantic Coast Federal Corporation's Board of Directors has declared the Company's first cash dividend, with the initial rate set at $0.05 per common share. The cash dividend will be paid on May 2, 2005, to stockholders of record as of April 15, 2005. "We are pleased that the Company's solid performance and outlook have enabled us to implement our dividend policy as planned," Larison commented. "This policy should allow our stockholders to participate in the progress we make, representing yet another way we can work to enhance stockholder value."
    The Company's total assets increased 6% to $674.2 million at March 31, 2005, from $637.7 million at December 31, 2004, and rose 8% from $621.9 million in the year-earlier quarter. Net loans receivable increased 6% to $547.5 million at March 31, 2005, from $517.7 million at December 31, 2004, and were 20% higher than net loans receivable of $456.7 million as of March 31, 2004. Deposits rose 6% to $461.4 million at the end of the first quarter of 2005 from $435.7 million at December 31, 2004, but declined 6% from deposits of $492.1 million at March 31, 2004. The year-over-year decline in deposits reflected a run-up in deposits in 2004 in advance of the Company's subscription offering for its common stock, much of which was used later by depositors to purchase stock in the offering. Total stockholders' equity increased 1% to $99.5 million at March 31, 2005, from $98.7 million as of December 31, 2004, and was 130% higher than stockholders' equity of $43.3 million at March 31, 2004. The large year-over-year increase in stockholders' equity reflected the Company's October 2004 initial public offering of 5.8 million common shares, which generated net proceeds to the Company of $51.7 million.
    Returns on average total assets and stockholders' equity (annualized) for the first quarter of 2005 were 0.48% and 3.18%, respectively, versus 0.27% and 3.11%, respectively, for the comparable period last year.
    Concluding, Larison added, "We believe our results for the first quarter represent a sound start to the new year. Our goal for 2005 is to build on this momentum, and the economic climate in our markets, particularly in the metropolitan Jacksonville area, remains conducive to our growth plans. However, we recognize the challenge presented by an increasingly competitive banking environment, which together with a flattening yield curve and the ongoing change in the mix of our loans will result in continued margin compression through the balance of the year. Longer term, we think the mix of our loan portfolio will continue to evolve and, coupled with our strategic efforts to grow non-interest income, will result in a greater balance to our revenue and improve our profitability."
    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with approximately $674 million in assets as of March 31, 2005, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.
    This news release contains forward-looking statements within the meaning of the federal securities laws, identified by words such as "outlook," "should," "believe," "goal", "think," and "will," or similar expressions. Such statements are subject to risks and uncertainties, including but not limited to changes in national economic conditions or those in Atlantic Coast Federal Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Atlantic Coast Federal Corporation's market area, changes in the position of banking regulators on the adequacy of its allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Atlantic Coast Federal Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                                 --------------------
                                                   2005        2004
                                                 --------    --------
Total interest income                            $  8,443    $  7,540
Total interest expense                              3,478       2,811
                                                 --------    --------
Net interest income                                 4,965       4,729
Provision for loan losses                             523       1,544
                                                 --------    --------
Net interest income after provision for
  loan losses                                       4,442       3,185
Non-interest income                                 1,287       1,354
Non-interest expense                                4,507       4,035
                                                 --------    --------
Income before income taxes                          1,222         504
Income tax expense                                    439         163
                                                 --------    --------
Net income                                       $    783    $    341
                                                 ========    ========
Basic and diluted earnings per share             $   0.06    $   0.03
                                                 ========    ========
Basic and diluted weighted average shares          14,129       8,729
                                                 ========    ========

Dividends declared per share                     $   0.05    $   --
                                                 ========    ========

                                                 Mar. 31,    Dec. 31,
                                                   2005        2004
                                                 --------    --------
Total assets                                     $674,240    $637,678
Cash and cash equivalents                          35,191      25,708
Securities available for sale                      50,214      53,363
Loans receivable, net                             547,455     517,711
Total deposits                                    461,442     435,682
Federal Home Loan Bank advances                   109,657     100,314
Stockholders' equity                               99,519      98,700

    Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2005 and 2004, may be found at the following link: http://www.irinfo.com/acfc/1Q05fsp.pdf. Investors should refer to the Company's Form 10-Q for the first quarter ended March 31, 2005, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376